UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

The Community Financial Corporation
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

20368X101
(CUSIP Number)

October 27, 2017
(Date of Event which Requires Filing
of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐     Rule 13d-1(b)
☒     Rule 13d-1(c)
☐     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 20368X101		13G	Page 2 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 457,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 457,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,658
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.84%
12	TYPE OF REPORTING PERSON* IA

CUSIP No. 20368X101		13G	Page 3 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Partners, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 138,015
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 138,015
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 138,015
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.97%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 20368X101		13G	Page 4 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Enhanced Long Short GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 133,998
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 133,998
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 133,998
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.88%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 20368X101		13G	Page 5 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Financial Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,487
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,487
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,487
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.58%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 20368X101		13G	Page 6 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Financial Fund, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 26,435
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 26,435
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,435
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.57%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 20368X101		13G	Page 7 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Financial Long Only Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,988
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,988
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,988
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.41%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 20368X101		13G	Page 8 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Enhanced Long Short Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 133,998
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 133,998
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 133,998
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.88%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 20368X101		13G	Page 9 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Opportunity Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 45,540
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 45,540
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,540
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.98%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 20368X101		13G	Page 10 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Basswood Opportunity Fund, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 34,563
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 34,563
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,563
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.74%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 20368X101		13G	Page 11 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON BCM Select Equity I Master, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.00%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 20368X101		13G	Page 12 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Matthew Lindenbaum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 457,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 457,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,658
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.84%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 20368X101		13G	Page 13 of 21 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bennett Lindenbaum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 457,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 457,658
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 457,658
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.84%
12	TYPE OF REPORTING PERSON* IN

Item 1(a)	Name of Issuer:

The Community Financial Corporation

Item 1(b)	Address of Issuer's Principal Executive Offices:

3035 Leonardtown Road
Waldorf, Maryland 20601

Item 2(a)	Name of Person Filing:

The information required by Item 2(a) is set forth in Row 1 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Item 2(b)	Address or Principal Business Office:
c/o Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022

Item 2(c)	Citizenship:

The information required by Item 2(c) is set forth in Row 4 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e)	CUSIP Number:

20368X101

Item 3	Statement filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c):

The information required by Item 3 is set forth in Row 12 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Item 4	Ownership:

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Item 5	Ownership of Five Percent or Less of a Class:

On October 27, 2017, Basswood Partners, L.L.C., Basswood Enhanced Long Short GP, LLC, Basswood Financial Fund, LP, Basswood Financial Fund, Inc., Basswood Financial Long Only Fund, LP, Basswood Enhanced Long Short Fund, LP, Basswood Opportunity Partners, LP, Basswood Opportunity Fund, Inc. and BCM Select Equity I Master, Ltd. ceased to be beneficial owners of more than 5% of the Common Stock, par value $0.01 per share of the Issuer.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

[Remainder of page intentionally left blank]

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  October 30, 2017

BASSWOOD CAPITAL MANGEMENT, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD PARTNERS, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD ENHANCED LONG SHORT GP, LLC
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD FINANCIAL FUND, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD FINANCIAL FUND, INC.
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD FINANCIAL LONG ONLY FUND, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD ENHANCED LONG SHORT FUND, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD OPPORTUNITY PARTNERS, LP
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BASSWOOD OPPORTUNITY FUND, INC.
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

BCM SELECT EQUITY I MASTER, LTD.
By: Basswood Capital Management, L.L.C.
By:	/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

/s/ Matthew Lindenbaum
Name: Matthew Lindenbaum, an individual

/s/ Bennett Lindenbaum
Name: Bennett Lindenbaum, an individual